UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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First Northern Community Bancorp
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 15, 2020
Dear Shareholder:
You are cordially invited to attend the 2020 Annual Meeting of Shareholders of First Northern Community Bancorp (the “Company”) on Tuesday, May 19, 2020, at 5:30 p.m., local time.  The meeting will be held at First Northern Bank’s Operations Center located at 210 Stratford Avenue in Dixon, California.
At the meeting, shareholders will be asked to elect as directors the eleven individuals nominated by the Board of Directors, approve a non-binding advisory proposal on the compensation of the Company’s named executive officers and to ratify the appointment by the Audit Committee of the Board of Directors of Moss Adams LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2020, and to approve such other matters as may properly come before the Annual Meeting or any adjournment thereof.  The accompanying Proxy Statement provides detailed information about the nominees for director, the independent registered public accounting firm, and other matters regarding the Annual Meeting.  Included with this Proxy Statement is the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.
The Board of Directors recommends that you vote “FOR” the election of the eleven directors nominated, “FOR” approval of a non-binding advisory proposal on the compensation of the Company’s named executive officers and “FOR” ratification of the appointment by the Audit Committee of the Board of Directors of Moss Adams LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2020.
It is very important that as many shares as possible be represented at the meeting.  Whether or not you plan to attend the Annual Meeting, we respectfully ask that you sign and return the enclosed proxy in the postage–paid envelope as soon as possible.
For more than 110 years, First Northern has been putting people first. The safety of our employees, customers, communities and shareholders is our first priority. As part of our precautions regarding the COVID-19, the Company is planning for the possibility that the Annual Meeting could be postponed or moved to another location.  To the extent possible, and as necessary to comply with the recommendations and directives of the Centers for Disease Control, the California Department of Public Health and local County Public Health departments, our Annual Meeting may be held so as to allow shareholder access and participation through remote communications.  At this time, we expect the Annual Meeting to occur as planned and will take necessary precautions to protect the health and safety of those who attend. If we change the Annual Meeting date, time or location, or the process by which you may attend the Annual Meeting (remotely rather than in person), we will announce the decision to do so in advance.  There will be no reception following the meeting this year.

We look forward to hearing from you.

Sincerely,

Louise A. Walker
President and Chief Executive Officer
Enclosures

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
May 19, 2020
To the Shareholders of First Northern Community Bancorp:
The 2020 Annual Meeting of Shareholders of First Northern Community Bancorp (the “Company”) will be held at First Northern Bank’s Operations Center located at 210 Stratford Avenue, Dixon, California 95620, on Tuesday, May 19, 2020, at 5:30 p.m., local time, to:
1.
Elect the following eleven (11) directors, each to serve until the next Annual Meeting of Shareholders, until their successors are elected and qualified, or until an individual director has reached the mandatory retirement age of 72 years (or, if approved by the Board of Directors, at the adjournment of the first meeting of the Board of Directors following his or her 72nd birthday):

Frank J. Andrews, Jr.                                                            Barbara A. Hayes                                                                                                                                                                                         Daniel F. Ramos
Patrick R. Brady Richard M. Martinez                                                       Mark C. Schulze
John M. Carbahal                                                                 Foy S. McNaughton                                                        Louise A. Walker
Gregory DuPratt Sean P. Quinn
2.
Approve a non-binding advisory proposal on the compensation of the Company’s named executive officers. as disclosed in the attached Proxy Statement pursuant to compensation disclosure rules under the Securities Exchange Act of 1934, as amended.

3.
Ratify the appointment by the Audit Committee of the Board of Directors of Moss Adams LLP to act as the independent registered public accounting firm of First Northern Community Bancorp for the year ending December 31, 2020.

4.	Act upon such other matters as may properly come before such meeting or any adjournment or postponement thereof.
All of the above matters are more fully described in the accompanying Proxy Statement.
Shareholders of record at the close of business on March 31, 2020, are entitled to notice of and to vote at the Annual Meeting or any postponement or adjournment thereof.
You are strongly encouraged to complete, sign, date and return as promptly as possible, the accompanying proxy card in the return envelope provided for your use.  The giving of such proxy will not affect your right to revoke such proxy prior to or during the meeting.

BY ORDER OF THE
BOARD OF DIRECTORS

Richard M. Martinez                                                              Louise A. Walker
Chairman of the Board                                                                  President and Chief Executive Officer
Dated:  April 15, 2020

Table of Contents

2020 Annual Meeting Of Shareholders	1
Voting Rights and Vote Required	1
Voting of Proxies—Quorum	2
Revocability of Proxy	3
Proposal 1 Nomination and Election of Directors	3
Nominees	3
Board Oversight of Risk Management	6
Committees of the Board of Directors of the Company and the Bank	7
Report of the Compensation Committee	9
Board of Directors Meetings	10
Director Independence	10
Director Compensation	11
Report of Audit Committee	14
Pre-Approval Policy for Services Provided by our Independent Registered Public Accounting Firm	15
Security Ownership of Certain Beneficial Owners and Management	16
Executive Officers	17
Executive Compensation	17
Narrative to Summary Compensation Table	18
2019 Outstanding Equity Awards at Fiscal Year-End	23
Proposal 2 Approval of a Non-Binding Advisory Proposal on the Compensation of our Named Executive Officers	24
Proposal 3 Ratification of the Appointment of the Company’s Independent Registered Public Accounting Firm	25
Transactions with Related Persons	26
Insider Lending Policy	26
Delinquent Section 16(A) Reports	26
Information Available to Shareholders	26
Shareholder Proposals	27
Other Matters	28

FIRST NORTHERN COMMUNITY BANCORP
195 North First Street, Dixon, California 95620
PROXY STATEMENT
2020 Annual Meeting Of Shareholders
This Proxy Statement is furnished to the shareholders of First Northern Community Bancorp (the “Company”) in connection with the solicitation of proxies to be used in voting at the 2020 Annual Meeting of Shareholders of the Company to be held on May 19, 2020, at First Northern Bank’s Operations Center located at 210 Stratford Avenue, Dixon, California, at 5:30 p.m., local time, and at any adjournment or postponement thereof.  The solicitation of proxies in the form accompanying this Proxy Statement is made by the Board of Directors of the Company, and the costs of such solicitation, including the expense of preparing, assembling, printing, and mailing this Proxy Statement and the material used in this solicitation of proxies, will be borne by the Company.  It is contemplated that proxies will be solicited through the mail, but officers and staff of the Company may solicit proxies personally.  The Company may, at its discretion, engage the services of a proxy solicitation firm to assist in the solicitation of proxies.  The total expense of this solicitation will be borne by the Company and will include reimbursement paid to brokerage firms and others for their expenses in forwarding soliciting material and such expenses as may be paid to any proxy solicitation firm engaged by the Company.
It is expected that this Proxy Statement and accompanying Notice will be mailed to shareholders on or about April 15, 2020.
A proxy for the Annual Meeting is enclosed.  Any shareholder who executes and delivers a proxy has the right to revoke it at any time before it is voted by delivering an instrument revoking it, or a duly executed proxy bearing a later date, to our Corporate Secretary at 195 North First Street, Dixon, California 95620.  In addition, a proxy will be revoked if the person executing the proxy is present at the Annual Meeting and advises the Chairman of his or her election to vote in person.
The proxy also confers discretionary authority to vote the shares represented thereby on any matter that was not known at the time this Proxy Statement was mailed which may properly be presented for action at the Annual Meeting; action with respect to procedural matters pertaining to the conduct of the Annual Meeting; and election of any person to serve as a director in lieu of a bona fide nominee named herein, if such nominee is unable or unwilling to serve.
UNLESS REVOKED, ALL SHARES REPRESENTED BY A PROPERLY EXECUTED PROXY RECEIVED IN TIME FOR THE MEETING WILL BE VOTED AS SPECIFIED IN SUCH PROXY OR, IF NOT SPECIFIED, THEN IN FAVOR OF THE ELECTION OF NOMINEES TO THE BOARD OF DIRECTORS, IN FAVOR OF THE NON-BINDING ADVISORY PROPOSAL ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS, IN FAVOR OF THE RATIFICATION OF THE APPOINTMENT BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF MOSS ADAMS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2020, AND IN THE DISCRETION OF THE PROXYHOLDERS WITH RESPECT TO ALL OTHER PROPOSALS PROPERLY BROUGHT BEFORE THE MEETING.
Voting Rights and Vote Required
Only shareholders of record at the close of business on the record date of March 31, 2020 will be entitled to vote in person or by proxy at the Annual Meeting.  On the record date, there were 12,968,567 shares of our common stock outstanding.

Shareholders of common stock of the Company are entitled to one vote for each share held, except that in the election of directors, under California law and the Bylaws of the Company, each shareholder may be eligible to exercise cumulative voting rights and may be entitled to as many votes as shall equal the number of shares of common stock of the Company held by such shareholder multiplied by the number of directors to be elected, and such shareholder may cast all of such votes for a single nominee or may distribute them among two or more nominees.  No shareholder, however, shall be entitled to cumulate votes (in other words, cast for any candidate a number of votes greater than the number of shares of common stock held by such shareholder multiplied by the number of directors to be elected) unless the name(s) of the candidate(s) has (have) been placed in nomination prior to voting in accordance with Article III, Section 23 of the Company’s Bylaws (which requires that nominations made other than by the Board of Directors be made at least 30 and not more than 60 days prior to any meeting of shareholders) and a shareholder has given notice to the Company of an intention to cumulate votes prior to the voting in accordance with Article II, Section 13 of the Company’s Bylaws.  If any shareholder has given such notice, all shareholders may cumulate their votes for candidates in nomination, in which event votes represented by proxies delivered pursuant to this Proxy Statement may be cumulated, in the discretion of the proxyholders, in accordance with the recommendation of the Board of Directors.  Discretionary authority to cumulate votes in such event is, therefore, solicited in this Proxy Statement.
The vote required to approve each proposal is as follows:
1.
In the election of directors, the eleven nominees receiving the highest number of votes will be elected.  It is required that all shareholders who hold their shares in “street name” provide voting instructions for nominees as brokerage firms no longer have discretionary authority to vote your shares for you; therefore, we respectfully request that you provide voting instructions to your broker, bank or other nominee if your shares are held in “street name.”

2.
Approval of a non-binding advisory proposal on the compensation of the Company’s named executive officers will require the affirmative vote of a majority of the shares represented and voting at the Annual Meeting.

3.
Ratification of the appointment by the Audit Committee of the Board of Directors of the independent registered public accounting firm will require the affirmative vote of a majority of the shares represented and voting at the Annual Meeting.

If you hold your shares in street name, you must vote your shares in the manner prescribed by your brokerage firm, bank or other nominee.  Your brokerage firm, bank or other nominee has enclosed or otherwise provided a voting instruction card for you to use in directing the brokerage firm, bank or other nominee how to vote your shares.  If you hold your shares in street name and do not provide voting instructions to your broker or other nominee, your shares will be considered to be “broker non-votes” and will not be voted on any proposal on which your broker or other nominee does not have discretionary authority to vote.  Shares that constitute broker non-votes will be counted as present at the meeting for the purpose of determining a quorum.  Your broker or other nominee has discretionary authority to vote your shares on the ratification of Moss Adams LLP as our independent auditor.  Brokers that have sent proxy soliciting materials to a beneficial owner but have not received voting instructions from the beneficial owner may nevertheless vote on routine matters, including the ratification of the appointment by the Audit Committee of the Board of Directors of Moss Adams LLP as independent registered public accounting firm.  If you hold your shares in street name and you want to vote in person at the Annual Meeting, you must obtain a legal proxy from your broker and present it at the Annual Meeting.

Voting of Proxies – Quorum
The shares of common stock of the Company represented by all properly executed proxies received in time for the Annual Meeting will be voted in accordance with the shareholders’ choices specified therein; where no choices have been specified, the shares will be voted “FOR” each of the eleven nominees for director recommended by the Board of Directors, “FOR” approval of the non-binding advisory proposal on the compensation of our named executive officers and “FOR” the ratification of the appointment by the Audit Committee of the Board of Directors of Moss Adams LLP as the independent registered public accounting firm for the year ending December 31, 2020, and at the proxyholder’s discretion on such other matters, if any, which may properly come before the Annual Meeting (including any proposal to adjourn the Annual Meeting).  A majority of the shares entitled to vote, represented either in person or by a properly executed proxy, will constitute a quorum at the Annual Meeting.

Abstentions and broker “non-votes” are each included in the determination of the number of shares present and voting for purposes of determining the presence of a quorum.
Revocability of Proxy
A shareholder using the enclosed proxy may revoke the authority conferred by the proxy at any time before it is exercised by delivering written notice of revocation or a duly executed proxy bearing a later date to the Secretary of the Company at our executive offices located at 195 North First Street, Dixon, California 95620, or by appearing and voting by ballot in person at the Annual Meeting after advising the Chairman of the shareholder’s intention to do so.
Proposal 1
Nomination and Election of Directors

At the Annual Meeting it will be proposed to elect eleven (11) directors of the Company, each to hold office until the next annual meeting, until their successors shall be elected and qualified, or until an individual director has reached the mandatory retirement age of 72 years (or, if approved by the Board of Directors, at the adjournment of the first meeting of the Board of Directors following his or her 72nd birthday).  It is the intention of the proxyholders named in the enclosed proxy to vote such proxies (except those containing contrary instructions) for the eleven (11) nominees named below. The eleven (11) nominees consist of all the incumbent directors of the Company.
The Board of Directors does not anticipate that any of the nominees will be unable or unwilling to serve as a director of the Company, but if that should occur before the Annual Meeting, the proxyholders, in their discretion, upon the recommendation of the Company’s Board of Directors, reserve the right to substitute a nominee and vote for another person of their choice in the place and stead of any nominee unable or unwilling to serve.  The proxyholders reserve the right to cumulate votes for the election of directors and cast all of such votes for any one or more of the nominees, to the exclusion of the others, and in such order of preference as the proxyholders may determine in their discretion, based upon the recommendation of the Board of Directors.
Nominees
The following table sets forth each of the nominees for election as a director, their age, their position with the Company, and the period during which they have served as a director of the Company and the Bank.
Name	Age	Position With The Company	Director of Bank Since	Director of The Company Since
Frank J. Andrews, Jr.	71	Director	1993	2000
Patrick R. Brady	67	Director	2013	2013
John M. Carbahal	65	Director	1996	2000
Gregory DuPratt	66	Director	1996	2000
Barbara A. Hayes	56	Director	2016	2016
Richard M. Martinez	64	Chairman of the Board	2011	2011
Foy S. McNaughton	69	Director	2000	2000
Sean P. Quinn	63	Director	2016	2016
Daniel F. Ramos	62	Director	2020	2020
Mark C. Schulze	49	Director	2017	2017
Louise A. Walker	59	President, Chief Executive Officer and Director	2011	2011

Frank J. Andrews, Jr. has been President of Andrews, Lando & Associates since 1995, and a partner in ASB Properties, established in 1990, both of which are real estate development firms.  Prior to that time, Mr. Andrews was President of Andrews Management Services for three years and Vice President of Amos & Andrews, Inc., for fifteen years.  Andrews Management Services and Amos & Andrews, Inc. are also real estate development companies.  For the past 30 years, Mr. Andrews has worked with various cities and agencies throughout Solano County.  Mr. Andrews is a retired board member, past president, and member of the Solano Farm Land Trust.  He served as a board member on the Solano County Economic Council in the past, whose mission was to bring industry to Solano County.  Mr. Andrews’ service on boards both in the private and public sectors and his experience in land development has provided him with extensive knowledge and experience in marketing, real estate development, and management.  Mr. Andrews is a member of the Bank’s Asset Quality and Loan Committees.
Patrick R. Brady retired as Chief Executive Officer of Sutter Roseville Medical Center in 2018.  He had been involved with Sutter since 1981.  Prior to assuming his role at Sutter Roseville, Mr. Brady served as the Chief Executive Officer of Sutter Solano Medical Center (SSMC) for approximately six and a half years.  Prior to SSMC, he served in a variety of executive level positions with Sutter Health in the greater Sacramento Area and in hospital management in Los Angeles, California and Tucson, Arizona.  Mr. Brady has a Bachelor of Science degree in Public Administration from the University of Arizona and a Master’s degree in Hospital Administration from the University of Minnesota.  His professional activities include leadership roles in healthcare associations and advocacy groups.  He has participated actively in local and regional affairs through a variety of community Boards.  Mr. Brady’s service on boards both in the private and public sectors and experience as a Chief Executive Officer, has provided him with extensive knowledge and experience in financial management, corporate governance, and risk management.  Mr. Brady is Chairman of the Bank’s Compensation Committee and a member of the Bank’s Loan, Nominating and Corporate Governance, and Profit Sharing Committees.
John M. Carbahal is a Certified Public Accountant and since 1984 has been a principal and shareholder of Carbahal & Company, Inc., an Accountancy Corporation.  Mr. Carbahal received his undergraduate degree in Business Administration – Accounting from California State University Chico, and his Master of Business Administration from Golden Gate University.  He is currently a member of the American Institute of Certified Public Accountants, as well as the California Society of Certified Public Accountants.  He is very involved in the community as a member of the Winters Rotary Club.  He is a past board member of the Yolo County Land Trust, and past president of the Winters Rotary Club and the Yolo County Chamber of Commerce.  Mr. Carbahal’s service on boards both in the private and public sectors, and his experience as a Certified Public Accountant and owning his own company has provided him with extensive knowledge and experience in financial management, corporate governance, risk management, and auditing.  Mr. Carbahal is Chairman of the Bank’s Audit Committee, and a member of the Bank’s Asset/Liability, Loan, and Nominating and Corporate Governance Committees.
Gregory DuPratt served as Vice President/Sales Manager of Ron DuPratt Ford until 2014.  The Dixon automobile dealership and family business was established in 1956.  Prior to becoming Vice President, Mr. DuPratt worked in all phases of the dealership from the repair shop to accounting, sales, and sales management.  Mr. DuPratt graduated with honors from the University of Southern California with a Master of Business Administration.  He is involved in the community as a member of the Dixon Rotary Club (past President), Chamber of Commerce Board Member, Silveyville Cemetery District Board Member, and numerous Ad Hoc Committees.  Mr. DuPratt’s management and marketing experience, in addition to his service on boards, has provided him with extensive operational and oversight experience with regard to corporate governance, marketing, and management.  Mr. DuPratt is a member of the Bank’s Asset/Liability, Compensation, Loan, and Nominating and Corporate Governance Committees.
Barbara A. Hayes is the Chief Economic Development Officer at Rural County Representatives of California (RCRC).  RCRC represents 37 member counties, championing policies and promoting economic development that strengthens rural economies across California.  She is past President & CEO of the Sacramento Area Commerce and Trade Organization (SACTO), an economic development organization and business recruiter serving the six-county Sacramento Region.  Ms. Hayes served 14 years as President and CEO, and six years as Deputy Director, of SACTO.  Prior to joining SACTO, Ms. Hayes held positions with the California Trade and Commerce Agency.  She has extensive knowledge and experience with strategic vision and planning, economic development, public policy and legislative relations, marketing, and corporate communications.  Ms. Hayes holds a Bachelor of Arts in International Relations and Economics from the University of California, Davis.  She also completed coursework in accounting and business law at Sacramento State University and holds a Public Service Ethics Certificate.  Ms. Hayes serves as a corporate director with California Statewide Certified Development Corporation.  Ms. Hayes is a member of the Bank’s Asset/Liability, Compensation, Information Services Steering and Loan Committees.

Richard M. Martinez is a partner in Triad Farms, a diversified row crop farm that operates property in Solano and Yolo Counties.  He has been responsible for the financial management of the farming operations for over 30 years.  From 1981 to 1985, Mr. Martinez was employed by the Yolo County Flood Control and Water Conservation District in Yolo County and served as Division Manager for the Irrigation and Flood Control operations.  Mr. Martinez received a Bachelor of Science Degree in Agriculture from California State University at Chico.  He served for 20 years as a director for the Dixon Resource Conservation District and also served as the Chairman for the Dixon Joint Powers Authority for regional drainage.  Mr. Martinez remains active in many agricultural and natural resources related associations and advisory committees.  His experience in the management of both private and public sectors in the region has provided him with extensive knowledge of the local agriculture community.  Mr. Martinez is Chairman of the Board and Nominating and Corporate Governance Committee and a member of the Compensation and Loan Committees.
Foy S. McNaughton is the President and Chief Executive Officer of McNaughton Newspapers, a group of community newspapers that includes the Davis Enterprise, Daily Republic (Fairfield), Mountain Democrat (Placerville), Winters Express, and Life Newspapers (El Dorado County).  He has held this position since 1985 and also operates as the company’s CFO.  His newspapers employ over 250 people in the local area.  Mr. McNaughton has served on the board of directors of many community groups such as the Davis and Fairfield Chambers of Commerce and Rotary Clubs.  He is past president of the Travis Regional Armed Forces Committee, Sutter Davis Hospital, and the Fairfield Community Services Foundation.  He has been a resident of Davis, California since 1973.  Mr. McNaughton’s service on boards of both private and public sector companies has provided him with broad financial knowledge and experience in marketing and advertising and extensive operational and oversight management.  Mr. McNaughton is the Chairman of the Bank’s Loan Committee and a member of the Bank’s Audit, Information Services Steering, and Nominating and Corporate Governance Committees.
Sean P. Quinn is the former City Manager for the City of Fairfield, where he served from 2007 to 2014 (and as Interim City Manager in 2019).  Prior to that, Mr. Quinn was the Director of Community Development for the City of Fairfield, where he oversaw planning, economic development, redevelopment, real estate, housing, business financing, and development planning/review.  Mr. Quinn has owned his own small business and worked for a firm that provided small business lending and industrial, commercial and residential development.  Mr. Quinn has also worked in economic forecasting.  Mr. Quinn currently provides consulting to public and private sector clients.  Mr. Quinn received a Bachelor of Arts degree in Business Economics from University of California, Santa Barbara and did his graduate work in business at Chico State.  Mr. Quinn is a founding member and past president of the California Association for Local Economic Development, past chair of the State of California Economic Development Loan Advisory Committee and past president of the Solano Land Trust.  Mr. Quinn is the vice-chair of the board at Paradise Valley Estates and is a past president and current board member of the Fairfield Community Services Foundation.  Mr. Quinn’s experience as City Manager and service on boards of both private and public sector companies has provided him with broad financial knowledge, housing and real estate development, economic development and experience in risk management.  Mr. Quinn is a member of the Bank's Audit, Asset/Liability, Compensation and Profit Sharing Committees.

Daniel F. Ramos has been involved in the commercial real estate industry in the Sacramento region for over 38 years. As Vice President of Ramco Enterprises/Ramco Properties LP., a Yolo County based real estate development company, he has been involved in all aspects of real estate development services including project management, financing, leasing, income property sales, joint venture structuring and negotiations, property management, and commercial construction. As President of Ram Properties, Inc., he has also been involved in real estate sales connected with that company.  Mr. Ramos holds a Bachelor of Science in Business Administration – Real Estate Finance from the University of Southern California. In addition to serving on the First Northern Boards, Mr. Ramos has served, or is serving, on the Boards of Sacramento Metro Chamber of Commerce, West Sacramento Foundation, West Sacramento Economic Advisory Commission, Explorit! Science Center, Crocker Art Museum, Yolo Food Bank, and SACTO. He is also serving as trustee of Reclamation District 900 and Reclamation District 827, and is past president of the Sutter Club, West Sacramento Chamber of Commerce, and West Sacramento Rotary Club.  Mr. Ramos’ service on boards both in the private and public sectors and his experience in land development has provided him with extensive knowledge and experience in marketing, real estate development, and management.  Mr. Ramos is a member of the Bank’s Audit and Loan Committees.

Mark C. Schulze is a co-Founder of Clover Network, Inc.  Clover is a leading payments processor and now a subsidiary of Fiserv, the world’s largest payment processor and one of the largest credit card issuers.  Mr. Schulze has been active in technology and financial services related companies for over 20 years.  Mr. Schulze is also an active investor and limited partner in a number of technology funds and serves as an advisor to companies within Orange’s technology incubator (France Telecom) as well as to companies within the 500 Startups portfolio.  Mr. Schulze graduated from Bowdoin College with a Bachelor of Arts degree in Government.  He has been a long-time shareholder of the Company.  Mr. Schulze’s experience with both private and public companies has provided him with extensive knowledge and experience with payments, marketing, and management.  Mr. Schulze is a member of the Bank’s Audit and Information Services Steering Committees.
Louise A. Walker has served as President and Chief Executive Officer of the Company and its wholly owned subsidiary, First Northern Bank, since January 1, 2011.  Ms. Walker joined First Northern Bank in 1979 and has been a member of Senior Management since 1989.  During her career, she has held a variety of positions, which included head of Operations and Data Processing and the oversight of Human Resources, Risk Management, Compliance, Accounting, and Finance.  Prior to assuming the position of President and Chief Executive Officer, Ms. Walker held the position of Senior Executive Vice President/Chief Financial Officer.  She has a Bachelor of Arts degree in Management from Saint Mary’s College of California.  Ms. Walker is past Chairwoman and a member of the Board of Directors of the California Bankers Association (now the California state and federal advocacy division of the Western Bankers Association), a  member of American Bankers Association Board of Directors and Chair of the Audit Committee, a member of the FDIC Advisory Committee on Community Banking, a board member of Pacific Coast Bankers Bank, a member of the Executive Committee of Valley Vision Board of Directors, a member of the Yolo Food Bank Board of Directors, the Immediate Past Chairwoman and board member of Solano Economic Development Corporation, a Board member of Roseville Community Development Corporation, a member of Dixon Rotary, and past president of Soroptimist International of Dixon.  Ms. Walker is also a board member and treasurer of Lambda Alpha International, Sacramento Chapter.  Ms. Walker’s extensive service as a board member of both private and public organizations has provided her with extensive knowledge and experience in the banking industry, financial management, risk management, corporate governance, and marketing.  Ms. Walker is a member of the Bank’s Asset/Liability, Asset Quality, Loan, Information Services Steering, and Profit Sharing Committees.
None of the Directors of the Company was selected pursuant to arrangements or understandings other than with the Directors and shareholders of the Company acting within their capacity as such.  There are no family relationships between any of the directors, and none of the directors serve as a director of any other company which has a class of securities registered under, or subject to periodic reporting requirements of, the Securities Exchange Act of 1934, as amended, or any company registered as an investment company under the Investment Company Act of 1940.
Board Oversight of Risk Management
The Board of Directors of the Bank is engaged in Bank-wide risk management oversight, which constitutes substantially all of the assets of the Company.  The Board of Directors of the Bank relies upon the Chief Executive Officer and Chief Operating Officer to supervise day-to-day risk management and bring to its attention the most material risks to the Bank.  The Chief Executive Officer and Chief Operating Officer each provide reports directly to the Board of Directors of the Bank and certain of its committees, as appropriate.  Directors may also from time to time rely on the advice of outside advisors and auditors provided they have a reasonable basis for such reliance.

The Board of Directors of the Bank also delegates certain oversight responsibilities to its Board committees.  The full Board of the Bank considers strategic risks and opportunities and regularly receives detailed reports from the committees regarding risk oversight in their area of responsibility.  For example, while the primary responsibility for financial and other reporting, internal controls, compliance with laws and regulations, and ethics rests with the management of the Company and the Bank, the Audit Committee provides risk oversight with respect to our financial statements and our internal controls over financial reporting.  For a description of the functions of the various committees of the Board, see “Committees of the Board of Directors of the Company and the Bank” below.
Committees of the Board of Directors of the Company and the Bank
The Company does not have Audit, Nominating or Compensation Committees or committees performing similar functions.  However, the Board of Directors of the Bank has several standing committees, as discussed below, including Audit, Compensation, Loan, and Nominating and Corporate Governance committees, which perform the functions of such committees for the Company.  The Directors of the Company are also Directors of the Bank.  As such, the Bank committees supervise and review the activities of the Bank, which constitute substantially all of the assets of the Company on a consolidated basis.  The Audit Committee and the Compensation Committee have charters which are available for review on the Bank’s website at www.thatsmybank.com.
The Bank has a standing Asset/Liability Committee composed of John M. Carbahal, Gregory DuPratt, Barbara A. Hayes, Sean P. Quinn, and Louise A. Walker.  Jeremiah Z. Smith, Senior Executive Vice President and Chief Operating Officer is the Asset/Liability Committee Chairman.  The Asset/Liability Committee reviews and oversees the management of the Bank’s assets and liabilities.  The Asset/Liability Committee held 4 meetings with Director participation in 2019.
The Bank has a standing Audit Committee composed of John M. Carbahal, Foy S. McNaughton, Sean P. Quinn, Daniel F. Ramos and Mark C. Schulze.  John M. Carbahal is the Audit Committee Chairman.  The Audit Committee reviews and oversees the audit results for the Bank and our internal controls over financial reporting.  The Audit Committee of the Bank held 5 meetings during 2019.
The Bank has a standing Asset Quality Committee composed of Frank J. Andrews, Jr. and Louise A. Walker.  Chaille James, Senior Vice President/Special Assets Manager, is the Committee Chairwoman.  The Asset Quality Committee held 4 meetings during 2019 for the purpose of reviewing and monitoring asset quality in the Bank’s loan portfolio.
The Bank has a standing Compensation Committee composed of Patrick R. Brady, Gregory DuPratt, Barbara A. Hayes, Richard M. Martinez, and Sean P. Quinn.  Patrick R. Brady is the Compensation Committee Chairman.  The Compensation Committee held 5 meetings during 2019 for the purpose of reviewing and recommending to the Bank’s Board of Directors the Bank’s compensation objectives and policies and administering the Company’s stock plans.
The Bank has a standing Information Services Steering Committee composed of Barbara A. Hayes, Foy S. McNaughton, Mark C. Schulze, and Louise A. Walker.  Denise Burris, Executive Vice President/Chief Information Officer, is the Information Services Steering Committee Chairwoman.  The Committee held 4 meetings during 2019 for the purpose of reviewing and monitoring bankwide information technology issues and safety according to the Information Services Department policies and procedures.
The Bank has a standing Loan Committee composed of Frank J. Andrews, Jr., Patrick R. Brady, John M. Carbahal, Gregory DuPratt, Barbara A. Hayes, Richard M. Martinez, Foy S. McNaughton, Daniel F. Ramos and Louise A. Walker.  Foy S. McNaughton is the Loan Committee Chairman.  The Loan Committee held 20 meetings during 2019 for the purpose of approving loans and loan policy.
The Bank has a standing Profit Sharing Committee composed of Patrick R. Brady, Sean P. Quinn, and Louise A. Walker.  The Profit Sharing Committee held 4 meetings during 2019 for the purpose of considering plan administration and investments.

The Bank has a standing Nominating and Corporate Governance Committee composed of Patrick R. Brady, John M. Carbahal, Gregory DuPratt, Richard M. Martinez, and Foy S. McNaughton.  Richard M. Martinez is the Nominating and Corporate Governance Committee Chairman.  The Nominating and Corporate Governance Committee held 2 meetings during 2019 for the purpose of considering corporate governance best practices and to review and nominate potential candidates for directors of the Bank and the Company as needed.  This Committee fulfills the responsibilities of a director nominating committee for the Company.  The Nominating and Corporate Governance Committee operates under a written charter.
The Nominating and Corporate Governance Committee will consider candidates nominated by the Company’s shareholders, directors, officers, and from other sources.  The Company does not have a formal policy with regard to the consideration of diversity in identifying Director nominees, but the Nominating and Corporate Governance Committee strives to nominate Directors with a variety of complementary attributes so that, as a group, the Board of Directors will possess the appropriate talent, skills, and expertise to oversee our business.  In evaluating candidates, the Board of Directors considers the attributes of the candidate (including skills, experience, diversity, age, and legal and regulatory requirements), and the needs of the Board of Directors, and will review all candidates in the same manner, regardless of the source of the recommendation.
The Board of Directors will consider candidates nominated by the shareholders of the Company if the nomination is made in writing in accordance with the procedures for nominating Directors of the Company, as described herein.  These nomination procedures are designed to give the Board of Directors advance notice of competing nominations, if any, and the qualifications of nominees, and may have the effect of precluding third–party nominations if the nomination procedures are not followed.
Pursuant to Article III, Section 23 of the Bylaws of the Company, director nominations, other than those made by the Board of Directors, shall be made by notification in writing delivered or mailed to the President of the Company, not less than 30 days or more than 60 days prior to any meeting of shareholders called for election of directors.  The provision also requires that the notice contain detailed information necessary to determine if the nominee is qualified under our Bylaws.  Under our Bylaws, no person may be a member of the Board of Directors:
•
who has not been a resident for a period of at least two years immediately prior to his or her election of a county in which any subsidiary of the Company maintains an office, unless the election of such person is approved by the affirmative vote of at least two-thirds of the members of the Board of Directors of the Company then in office;

•
who owns, together with his or her family residing with him or her, directly or indirectly, more than one percent of the outstanding shares of any banking corporation, affiliate or subsidiary thereof, bank holding company, industrial loan company, savings bank or association or finance company, other than the Company or any affiliate or subsidiary of the Company;

•
who is a director, officer, employee, agent, nominee, or attorney of any banking corporation, affiliate, or subsidiary thereof, bank holding company, industrial loan company, savings bank or association or finance company, other than the Company or any affiliate or subsidiary of the Company; or

•
who has or is the nominee of anyone who has any contract, arrangement or understanding with any banking corporation, or affiliate or subsidiary thereof, bank holding company, industrial loan company, savings bank or association or finance company, other than the Company or any affiliate or subsidiary of the Company (a “covered entity”), or with any officer, director, employee, agent, nominee, attorney or other representative of such covered entity, that he or she will reveal or in any way utilize information obtained as a director of the Company or that he or she will, directly or indirectly, attempt to effect or encourage any action of the Company.

Nominations not made in accordance with the procedures set forth in the Company’s Bylaws may, in the discretion of the Chairman of the Annual Meeting, be disregarded, and, upon his or her instruction, the inspector(s) of election shall disregard all votes cast for such nominee(s).  A copy of Sections 22 and 23 of Article III of the Company’s Bylaws may be obtained by sending a written request to:  Ms. Devon Camara-Soucy, Corporate Secretary, First Northern Community Bancorp, 195 North First Street, Dixon, California 95620.

The Bank has several other committees that meet on an as needed basis.
If you wish to communicate with the Board of Directors, you may send correspondence to the Corporate Secretary, First Northern Community Bancorp, 195 North First Street, Dixon, California 95620.  The Corporate Secretary will submit your correspondence to the Board of Directors or the appropriate committee, as applicable.
Report of the Compensation Committee
Role of the Compensation Committee
The Committee’s purpose is to (a) review and recommend compensation objectives and policies to the Board of Directors, (b) administer the Bank’s and the Company’s stock plans, long-term incentive plans and certain employee benefit plans, (c) review and recommend to the Board the compensation of the Chief Executive Officer, and review and approve compensation for the Bank’s other named executive officers, (d) provide oversight and manage risks relative to the Company’s annual incentive plan and (e) produce a Compensation Committee Report for inclusion in the Company’s proxy statement for its annual meeting of shareholders.
The Committee also periodically reviews the compensation levels of the Board of Directors.  In its review, the Committee looks to ensure that the compensation is fair, reasonably competitive, and commensurate to the responsibilities of both the individual directors as well as the Board in the aggregate.
Subject to the requirements of applicable law, the Compensation Committee may designate persons other than its members to carry out its responsibilities under the Company’s incentive plans (including the selection of and the granting of awards under the plans to participants), except that the Compensation Committee may not delegate its authority with regard to the selection for participation of, or the granting of awards under the plans to, persons subject to Section 16 of the Securities Exchange Act of 1934.
The Charter of the Compensation Committee is available on the Company’s website (www.thatsmybank.com) and is also available in print upon request (submit requests for copies of the Charter to First Northern Community Bancorp, Attn: Investor Relations, 195 North First Street, P.O. Box 547, Dixon, CA 95620).
Compensation Philosophy
The Bank has determined that the purpose of compensation is to attract, motivate, and retain high performing employees throughout the Bank and the Company. Furthermore, the Bank also has determined that pay programs, especially those for top executives, should be designed in a manner that aligns employee interests with those of the Company’s stockholders.  In view of these two beliefs, executive compensation programs at the Bank and the Company are designed to meet the following objectives:

•
Base salaries are targeted at the 50th percentile of the competitive market as defined by appropriate peer data and industry best practices.  The Committee has determined that a range of +/- 15% of the market 50th percentile denotes a normal competitive range.

•
Cash compensation will be targeted between the 50th and 75th percentiles of the competitive market and will be based on individual, business unit, and/or total Bank and Company performance.  At least 50% of the executive annual bonus paid under the Bank’s Incentive Compensation Plan will be tied directly to overall Bank results.

•	Long term incentives, including equity awards, will be granted, as appropriate, by the Compensation Committee in accordance with the current equity compensation plan.

The administration of the compensation program will be directed toward ensuring that the executives are paid fairly and competitively while aligning pay with the overall performance of the Bank and the Company.  Furthermore, all compensation decisions will be made with the intention to be compliant with all regulatory requirements and guidance.

Role of Executive Officers in Compensation Committee Deliberations
The Compensation Committee frequently requests the Chief Executive Officer and other named executive officers to be present at Committee meetings to discuss executive compensation.  Executive officers in attendance may provide their insights and suggestions, but only independent Compensation Committee members may vote on decisions regarding executive compensation.
The Compensation Committee discusses the Chief Executive Officer’s compensation with her, but final deliberations and all votes regarding her compensation are made in executive session, without the Chief Executive Officer present. The Committee also reviews and approves the Chief Executive Officer’s recommendations and input from the compensation consultant regarding the other named executive officers’ compensation.  Named Executive Officers are not present when the Committee makes decisions about their compensation.
Board of Directors Meetings
In 2019, the Board of Directors of the Bank held 10 regularly scheduled meetings, and 4 joint meetings with the Board of Directors of the Company.  Each Director attended at least 75% of the aggregate of: (1) the total number of meetings of the Boards of Directors held during the period for which he or she has been a director; and (2) the total number of meetings of committees of the Boards of Directors on which he or she served during the period for which he or she served.  The Company has a policy to encourage Directors to attend the Annual Meeting.  All of the Directors attended the Annual Meeting of Shareholders in 2019.
Director Independence
The Board of Directors has determined that (1) a majority of the Company’s directors, (2) each member of the Compensation Committee, (3) each member of the Audit Committee, and (4) each member of the Nominating and Corporate Governance Committee, is “independent” under the applicable standards set forth in the Nasdaq Marketplace Rules.  The Board of Directors has determined that all directors except Ms. Walker are independent under the applicable standards set forth in the Nasdaq Marketplace Rules.

The Board of Directors does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board as the Board believes it is in the best interest of the Company to make that determination based on the position and direction of the Company and the membership of the Board.  The Board has determined that having an independent director serve as Chairman is in the best interest of the Company’s shareholders at this time.  This structure ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing Board priorities and procedures.  Further, this structure permits the Chief Executive Officer to focus on the management of the Company’s day-to-day operations.

Director Compensation

2019 Director Compensation Table

Fees earned or paid in cash
Name	($)(1)
Frank J. Andrews, Jr.	27,000
Patrick R. Brady	33,300
John M. Carbahal	34,000
Gregory DuPratt	33,500
Barbara A. Hayes	34,000
Richard M. Martinez	34,900
Foy S. McNaughton	33,500
Sean P. Quinn	29,500
Mark C. Schulze	27,000
1.
Each director who is not an officer or employee of the Company or the Bank received $1,500 for each jointly-held and regularly scheduled meeting of the Boards of Directors attended, with the exception of the Board Chairman who received $1,900. In addition, Directors receive $400 per special meeting of the Board of Directors, and $500 per Committee meeting attended with the Chairman or Chairwoman of the Committee receiving $600 per meeting, with the exception of the Audit Committee Chairman who receives $700 per meeting.  In addition, each Director received a $5,500 retainer fee, with the exception of the Chairman of the Board who received a $6,500 retainer fee, prorated as necessary for partial year service.  Ms. Walker was an employee and she received no additional compensation for her services as a director for 2019.  Mr. Ramos joined the Boards of the Company and the Bank in 2020, and has, or is expected to receive, the same retainer and meeting fees as the other directors.

The Company has Director Retirement Agreements with each of its non-employee directors with the exception of directors who joined the Company after February 2011.  The agreements were intended to encourage existing Directors to remain directors, providing the Company with the benefit of the Directors’ experience and guidance in the years ahead.  In November 2010, the Board of Directors determined that Director Retirement Agreements would not be offered to new members of the Board of Directors.
For retirement on or after the normal retirement age of 72, the Director Retirement Agreements provide a benefit for 10 years ranging from $10,000 annually for a director with 10 years of service to a maximum of $15,000 annually for a director with 15 or more years of service, including years of service prior to the effective date of the Director Retirement Agreements.  As of January 1, 2020, there were four active directors who had served more than 15 years as a director and were eligible for director retirement benefits.  Benefits under the Director Retirement Agreements are payable solely to those directors who have served for at least 10 years, unless the director terminates service because of death or disability or unless the director’s service terminates within two years after a change in control.  There were no positive accruals under the Director Retirement Agreements in 2019.

In the case of early termination of a director’s service before age 72 for reasons other than death or disability or within two years after a change in control, he or she will receive over a period of 10 years aggregate payments equal to the retirement-liability balance accrued by the Company at the end of the year before the year in which the director’s service terminated.  However, early termination benefits will not be payable unless the director is at least 55 years of age and has served as a director for at least 10 years, including years of service prior to the effectiveness of the Director Retirement Agreements.  If a director becomes disabled before age 72, the director will receive a lump-sum payment in an amount equal to the retirement-liability balance accrued by the Company at the end of the year before the year in which disability occurred, regardless of whether the director has 10 years of service or has reached age 55.  If a change in control occurs and a director’s service terminates within 24 months after the change in control, the director will receive a lump-sum payment equal to the retirement-liability balance accrued by the Company at the end of the year before the year in which termination occurred, regardless of whether the director has 10 years of service or has reached age 55.  For this purpose, the term “change in control” means:
•	A merger occurs and as a consequence the Company’s shareholders prior to the merger own less than 50% of the resulting company’s voting stock;
•
A beneficial ownership report is required to be filed under the Securities Exchange Act of 1934 by a person (or group of persons acting in concert) to report ownership of 20% or more of the Company’s voting securities; or

•
During any period of two consecutive years, individuals who constituted the Company’s Board of Directors at the beginning of the two-year period cease for any reason to constitute a majority of the Board.  Directors elected during the two-year period are treated as if they were directors at the beginning of the period if they were nominated by a vote of at least two-thirds of the Directors in office at the beginning of the period.

No benefits are payable under the Director Retirement Agreements to a Director’s beneficiaries after the Director’s death.  A Director forfeits all benefits under the Director Retirement Agreement if his or her Director service terminates because of neglect of duties, commission of a felony or misdemeanor, or acts of fraud, disloyalty, or willful violation of significant Bank policies, or if the Director is removed from office by order of the Federal Deposit Insurance Corporation.
The Company has also purchased insurance policies on the lives of the Directors who entered into Director Retirement Agreements, paying the premiums for these insurance policies with one lump-sum premium payment of approximately $2.15 million.  The Company expects to recover the premium in full from its portion of the policies’ death benefits.  The Company purchased the policies as an informal financing mechanism for the post-retirement payment obligations under the Director Retirement Agreements.  Although the Company expects these policies to serve as a source of funds for benefits payable under the Director Retirement Agreements, the contractual entitlements arising under the Director Retirement Agreements are not funded and remain contractual liabilities of the Company, payable on or after each Director’s termination of service.
Under the Split Dollar Agreements and Split Dollar Policy Endorsements with the Directors, which were entered into on the same date the Director Retirement Agreements were executed, the policy interests are divided between the Company and each Director. The Split Dollar Agreements provide that a Director’s designated beneficiary(ies) will be entitled to receive at the Director’s death life insurance proceeds in the amount of:
(a) $120,000 if the Director dies before age 72,
(b) $60,000 if the Director dies after reaching age 72 but before age 75, and
(c) $30,000 if the Director dies thereafter.

The Director’s beneficiary(ies) would receive no further benefits under the Director Retirement Agreement, and the Company’s obligations under that agreement would be extinguished.  The Company is entitled to any insurance policy death benefits remaining after payment of the amount indicated above to the Director’s beneficiary(ies).

Director Non-Qualified Deferred Compensation
The Company has implemented an elective Deferred Director Fee Plan, a nonqualified plan providing unfunded deferred benefits for participating directors.  Under the Plan, deferred director fees earn interest at a rate determined annually by the Company.  During 2019, no Director elected to defer their director fees.   The Company is entitled to any insurance policy death benefits from an insurance policy purchased by the Company with a lump-sum premium payment of $75,000.  The Company purchased life insurance policies on the lives of participants in the Director Non-Qualified Deferred Compensation Plan as an informal financing mechanism.

Report of Audit Committee
The Audit Committee oversees relevant accounting, risk assessment, risk management and regulatory matters.  It meets with the Bank’s and the Company’s internal auditors and its independent registered public accounting firm to review the scope of their work as well as to review quarterly and annual financial statements and regulatory and public disclosures with the officers in charge of financial reporting, control, and disclosure functions.  After reviewing the independent registered public accounting firm’s qualifications, partner rotation and independence, the Audit Committee appoints the independent registered public accounting firm subject to shareholder ratification, if required or sought.  In addition, the Audit Committee reviews reports of examination conducted by regulatory agencies and follows up with management concerning any recommendations and required corrective action, or to assess the Company’s internal control over financial reporting.
The Audit Committee reports regularly to the Board of Directors of the Bank and the Company and has the authority to select, retain, terminate and approve the fees and other retention terms of special counsel or other experts or consultants, as it deems appropriate and necessary to perform its duties.  In performing its functions, as outlined in the Audit Committee Charter (available for review on the Bank’s website at www.thatsmybank.com) approved annually by the Bank’s Board of Directors, the Audit Committee of the Bank acts only in an oversight capacity and necessarily relies on the work and assurances of management, which has the primary responsibility for financial statements and reports, and of the Company’s independent registered public accounting firm, who, in their report, express an opinion on the conformity of the Company’s annual financial statements to generally accepted accounting principles.
In connection with the December 31, 2019 financial statements of the Company, the Audit Committee of the Bank: (1) reviewed and discussed the audited financial statements with management; (2) discussed with the Company’s independent registered public accounting firm the matters required by Statement on Auditing Standards No. 61, (3) received the written disclosures and the letter from the Company’s independent registered accounting firm required by Independence Standards Board Standard No. 1, and (4) has discussed with the Company’s independent registered public accounting firm such firm’s independence.  Based upon these reviews and discussions, the Audit Committee of the Bank recommended to the Board of Directors that the audited financial statements of the Company be included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) for the fiscal year ended December 31, 2019.
Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this Proxy Statement or future filings with the SEC, in whole or in part, this report of the Audit Committee of the Bank’s Board of Directors shall not be deemed to be incorporated by reference into any such filings except to the extent that it is specifically incorporated by reference therein.
The Audit Committee of the Bank’s Board of Directors consists of five members who are each “independent directors,” under the standards set forth in the Nasdaq Marketplace Rules.  The Board of Directors has determined that Mr. Carbahal and Mr. McNaughton are audit committee financial experts under the rules of the SEC.
Respectfully submitted,

Audit Committee

John M. Carbahal, Chairman
 Foy S. McNaughton
Sean P. Quinn
Daniel F. Ramos
Mark C. Schulze

Audit and Non–Audit Fees

Audit Fees
The total fees billed by Moss Adams LLP for professional services rendered for the audit of the Company’s financial statements for fiscal year 2019 and the reviews of financial statements included in the Company’s Forms 10-Q during 2019 were $269,960.  The total fees billed by Moss Adams LLP for professional services rendered for the audit of the Company’s financial statements for fiscal year 2018 and the reviews of the financial statements included in the Company’s Forms 10-Q during 2018 were $243,835.  Moss Adams LLP provided no other permitted non-audit services other than audit services during 2019 and 2018.
Audit-Related Fees
The total fees billed by Moss Adams LLP for assurance and related services that are reasonably related to the performance of the audit and review of the Company’s quarterly and annual financial statements, including audits of financial statements of certain employee benefit plans, review of registration statements, and permitted internal audit outsourcing, for fiscal years 2019 and 2018 were $18,177 and $16,531, respectively.
Tax Fees
Moss Adams LLP provided no tax services to the Company for the 2019 and 2018 fiscal years.

All Other Fees
No other fees were billed by Moss Adams LLP for fiscal years 2019 and 2018.
The Audit Committee of the Bank considered whether the provision of the services other than the audit services is compatible with maintaining Moss Adams LLP’s independence.
Pre-Approval Policy for Services Provided by
our Independent Registered Public Accounting Firm
The Audit Committee has adopted a policy for pre-approval of audit and permitted non-audit services by the Company’s independent registered public accounting firm.  The Audit Committee will consider annually and, if appropriate, approve the provision of audit services by the Company’s independent registered public accounting firm and consider and, if appropriate, pre-approve the provision of certain defined audit and non-audit services.  The Audit Committee will also consider on a case-by-case basis and, if appropriate, approve specific engagements that are not otherwise pre-approved.  There were no permitted non-audit services performed by Moss Adams LLP in 2019.
Any proposed engagement that does not fit within the definition of a pre-approved service may be presented to the Audit Committee for consideration at its next regular meeting or, if earlier consideration is required, to the Audit Committee or one or more of its members.  The member or members to whom such authority is delegated shall report any specific approval of services at the Audit Committee’s next regular meeting.  The Audit Committee will regularly review summary reports detailing all services being provided by the Company’s independent registered public accounting firm.

Security Ownership of Certain Beneficial Owners and Management

The figures in the table are based on beneficial ownership as of February 29, 2020 and have been adjusted for a 5% stock dividend paid by the Company on March 25, 2020 to shareholders of record on February 28, 2020.  Except as indicated in footnotes and subject to community property laws, where applicable, the individuals named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

Name	Shares beneficially owned	Shares acquirable within 60 days by exercise of options	Percent of stock
Frank J. Andrews, Jr. (1)	30,629	0	*
Patrick R. Brady (2)	5,425	0	*
John M. Carbahal (3)	77,564	0	*
T. Joe Danelson	18,849	42,007	*
Gregory DuPratt (4)	37,246	0	*
Barbara A. Hayes	3,393	0	*
Richard M. Martinez (5)	59,206	0	*
Foy S. McNaughton (6)	84,825	0	*
Sean P. Quinn (7)	1,412	0	*
Mark C. Schulze	556,438	0	4.29%
Jeremiah Z. Smith (8)	32,141	68,253	*
Louise A. Walker (9)	118,510	95,085	1.65%
All directors and executive officers as a group (12 people)	1,025,638	205,345	9.49%
_________________________

* Less than 1%.
(1)	Includes 30,629 shares held separately in an IRA for Mr. Andrews’ spouse.
(2)	Shares held jointly with Mr. Brady’s spouse.
(3)
Includes 19,187 shares held jointly with Mr. Carbahal’s spouse, 38,031 shares held by the Carbahal & Company An Annual Accumulation Company, of which Mr. Carbahal is a principal and partner, 2,618 shares held separately by Mr. Carbahal’s spouse, and 6,950 shares held by John M. Simmons Irrevocable Family Trust, of which Mr. Carbahal is co-trustee and has voting power with respect to such shares.

(4)	Includes 14,795 shares held separately by Mr. DuPratt’s spouse.
(5)	Includes 36,478 shares held in the name of Triad Farms, of which Mr. Martinez is a principal and shareholder, and 5,660 shares held separately by Mr. Martinez’s spouse.
(6)	Includes 52,319 shares held by The McNaughton Family Trust, of which Mr. McNaughton is a co-trustee and shares voting and investment power with respect to such shares.
(7)	Shares held jointly with Mr. Quinn’s spouse.
(8)	Includes 1,333 shares held jointly with Mr. Smith’s spouse and 344 shares held by Mr. Smith as custodian for his children.
(9)	Includes 48,740 shares held jointly with Ms. Walker’s spouse, and 9,432 shares held by Ms. Walker as custodian for her child.

Executive Officers

Set forth below is certain information regarding our executive officers.
Name and Title	Age	Principal Occupation During the Past Five Years
Louise A. Walker, President/Chief Executive Officer/Director	59	President, Chief Executive Officer and Director of the Company since January 2011 to present.
Jeremiah Z. Smith, Senior Executive Vice President/ Chief Operating Officer	44
Executive Vice President, Chief Financial Officer of the Company from 2011 through 2014, and Senior Executive Vice President, Chief Operating Officer and Chief Financial Officer of the Company from October 2014 to February 2018. Senior Executive Vice President and Chief Operating Officer since February 2018 to present.

T. Joe Danelson, Executive Vice President, Chief Credit Officer	62
Executive Vice President and Chief Credit Officer of Coastal Community Bank from May 2013 to December 2014, and Executive Vice President and Chief Credit Officer of the Company since January 2015 to present.

Executive Compensation
In 2019 the Company achieved strong results both financially and operationally.
•	The Company reported annual net income of $14.7 million, a 17.3% increase over the previous record of $12.6 million set in 2018.
•	Diluted earnings per share increased to $1.14, an increase of 17.5% over 2018 results, resulting in a return on average assets of 1.18% and a return on average equity of 11.88%.
•	Our strong financial results were a result of:
o	A growing balance sheet and a 4.4% increase in net interest margin over 2018
o	Increased volume of residential mortgage loan production,
o	Improvements in Credit Quality
o	Increasingly stronger operational efficiencies.
Operationally Management executed on several key fronts.
•	In August, the Company opened a second administrative facility in Sacramento to support its continued growth in the greater Sacramento region.
•	In October, the Company opened its 11th full service financial center in the heart of the business district on Sunrise Boulevard in Rancho Cordova.
•	Management rolled out enhancements to the Company’s digital lending delivery channels and the speeds at which the Company can process and fund loans.
•	The Company also recently launched its all new Online and Mobile Banking platform to very positive initial reviews.

The following table sets forth, for the years ended December 31, 2019, and December 31, 2018, a summary of the compensation earned by the Chief Executive Officer, and the Company’s other named executive officers who earned over $100,000 in total compensation in 2019.

Summary Compensation Table
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Louise A. Walker President, Chief Executive Officer and Director of the Bank and Company	2019	419,760	__	182,491	15,901	101,151	40,805	760,108
	2018	396,000	__	57,457	57,471	24,428	39,096	574,452
Jeremiah Z. Smith Senior Executive Vice President, Chief Operating Officer of the Bank and Company	2019	291,500	25,000	39,346	39,457	60,201	73,329	528,833
	2018	275,000	59,709	39,894	39,909	14,541	105,204	534,257
T. Joe Danelson Executive Vice President, Chief Credit Officer of the Bank and Company	2019	244,944	13,000	26,249	26,306	42,155	44,795	397,449
	2018	230,580	41,720	27,921	27,932	10,160	65,058	403,371

1.	Includes amounts contributed to the Company’s Profit Sharing/401(k) Plan at the election of the named executive officers.
2.
The amounts shown are for discretionary bonuses determined by the Bank’s Compensation Committee based on the Bank’s performance in 2019 and 2018 and for management efforts.  For additional narrative, please see page 18, “Non-Equity Incentive Plan and Bonus Compensation”.

3.
Amounts shown do not reflect compensation actually received by the named executive officer.  Instead, the amounts reported above in the “Stock Awards” and “Option Awards” columns represent the aggregate grant date fair value of stock awards and option awards granted in the respective fiscal years, as determined in accordance with ASC 718.  The grant date fair market value for stock options is based on certain assumptions that are explained in Note 15 to our financial statements for the year ended December 31, 2019, which are included in our Annual Report on Form 10-K.

4.
Amounts listed in this column represent bonuses paid under our Incentive Compensation Plan for each respective year.  These amounts are not reported in a separately identified Bonus column because the awards are tied to corporate performance objectives for each respective year.  Payments made with respect to each year’s respective performance are paid in March of the following year.

5.
Includes company funded non-qualified deferred compensation benefits and retirement profit sharing contributions by the Company in 2019 and 2018.  The aggregate amount of perquisites and other personal benefits or property in 2019 and 2018 did not exceed $10,000 for any named executive officer.

Narrative to Summary Compensation Table

Named Executive Officers
The Summary Compensation Table and the table which follows provide compensation information for Ms. Walker as the President and Chief Executive Officer, Mr. Smith as the Senior Executive Vice President and Chief Operating Officer, and Mr. Danelson as the other named executive officer of the Company, other than the President and Chief Executive Officer, who received more than $100,000 in total compensation during 2019.

Non-Equity Incentive Plan and Bonus Compensation
The Company uses annual incentives to focus attention on current strategic priorities and drive achievement of short-term corporate objectives. Awards are provided under the terms of the Company’s Incentive Compensation Plan.  All executive officers are eligible to receive annual cash incentive compensation at the end of each year, if performance goals are achieved.  The overall incentive compensation pool is created based on actual performance to goals.
 The 2019 awards were contingent on company performance relative to Asset Quality, Efficiency Ratio, Core Deposit Growth, Return on Equity, Net Income and Overall Quality Loan Growth, which were weighted 15%, 15%, 20%, 15%, 15% and 20%, respectively.  Achievement of these measures allows for the creation of a pool for the annual incentive plan.  After taking into account the weighting of all metrics, the Compensation Committee determined that the annual Company incentive objectives for 2019 were achieved to the degree sufficient to pay out the dollars set aside in the pool.  With respect to 2019 performance, the Company made the cash payments identified in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.  The table below shows the award opportunities at threshold, target, and maximum, as well as each executive’s actual award as a percentage of salary.  The Company reserves the right to exercise downward discretion on payout levels after performance levels have been certified.

Name	2019 Non-Equity Incentive Opportunity as % of Salary			Actual 2019 Award as a Percentage of Salary
	Threshold	Target	Max
Louise A. Walker	0%	35.0%	50.0%	24.1%
Jeremiah Z. Smith	0%	30.0%	45.0%	20.6%
T. Joe Danelson	0%	25.0%	40.0%	17.2%

In addition to the 2019 Non-Equity Incentive Plan payouts, the Compensation Committee evaluated named executive officer performance compared to the 2019 incentive plan goals.  The Committee determined that even though only some of the incentive plan metrics were achieved, the Company achieved significant results that were not included in the 2019 incentive plan goals.  It was determined that these results were critical to the Bank’s performance in 2019 and should have a long-term positive effect on the Company’s performance.  Examples of these achievements include the opening of the Bank’s Rancho Cordova Branch, strong asset quality and significant improvement in the Bank’s net interest income.  The Compensation Committee determined that it was appropriate to exercise discretion to recognize these achievements and provided a discretionary bonus to Mr. Smith ($25,000) and Mr. Danelson ($13,000) for their leadership and contributions to these results.  The Committee determined that while Ms. Walker’s exemplary leadership was critical to the Company’s 2019 success, no discretion would be exercised to align her with the approved incentive plan goals.

Stock Option and Restricted Stock Awards
In 2019, the three named executive officers received grants of stock options and/or restricted stock awards under the Company’s 2016 Stock Incentive Plan.  Stock option and restricted stock awards are in line with the Company’s compensation philosophy, which is designed to retain executive management and reward long-term contributions to the Company.  All stock options awarded to named executive officers during 2019 vest and become exercisable 25% at the end of the first year and 25% on the anniversary of each of the three years thereafter.  All restricted stock awards to named executive officers during 2019 cliff vest on the earlier of the fourth anniversary of the date of grant or upon retirement.
The numbers of stock options and restricted stock granted and exercise prices with respect to 2019 awards and detail regarding the number of options and restricted stock held by each named executive officer at year-end is set forth in the 2019 Outstanding Equity Awards at Fiscal Year-End Table.

At the Annual Meeting of Shareholders held on May 19, 2015, the Company’s shareholders approved the First Northern Community Bancorp 2016 Stock Incentive Plan.  All option grants and restricted stock awards to named executive officers in 2018 and 2019 were made under the 2016 Stock Incentive Plan.

Employment Agreements
In January 2012, the Bank entered into an employment agreement with Ms. Walker.  The agreement has a one-year term which renews automatically for consecutive one-year terms unless Ms. Walker or the Bank gives advance notice that the agreement will not renew.  Pursuant to such terms, the employment agreement was extended on December 31, 2019 to December 31, 2020.  The initial annual base salary stated in the employment agreement was $234,600.  The base annual salary has been adjusted on an annual basis since 2012 and may continue to be adjusted at the beginning of each year based on Ms. Walker’s performance in the preceding year, as determined by the Board of Directors.  Ms. Walker’s annual base salary for 2019 is set forth in the Summary Compensation Table.  Upon an involuntary termination without cause (as defined therein) or termination for good reason (as defined therein) outside a change of control period, Ms. Walker will receive, in a lump sum, 150% of the sum of (i) her annual base salary as of the date of termination and (ii) the average of the annual bonuses awarded to her for the three most recent consecutive years prior to the date of termination, as well as subsidized continuation health coverage for herself and her dependents for up to 18 months.  Upon an involuntary termination without cause or termination for good reason or election not to extend the term of her employment agreement within two years following a change of control, Ms. Walker will receive, in a lump sum, 250% of the sum of (i) her annual base salary as of the date of termination and (ii) the average of the annual bonuses awarded to her for the three most recent consecutive years prior to the date of termination, subsidized continuation health coverage for herself and her dependents for up to 24 months and outplacement assistance.
In April 2012, the Bank entered into an employment agreement with Mr. Smith.  The agreement has an initial nine-month term which renews automatically for consecutive one-year terms, unless the executive officer or the Bank gives advance notice that the agreement will not renew.  Pursuant to such terms, the employment agreement was extended on December 31, 2019 to December 31, 2020.  The initial annual base salary stated in the employment agreement was $148,000.  The base annual salary has been adjusted on an annual basis since 2012 and may continue to be adjusted at the beginning of each year based on Mr. Smith’s performance in the preceding year.  Mr. Smith’s annual base salary for 2019 is set forth in the Summary Compensation Table.  Upon an involuntary termination without cause (as defined therein) or termination for good reason (as defined therein) outside a change of control period, Mr. Smith will receive, in a lump sum, 100% of the sum of (i) his annual base salary as of the date of termination and (ii) the average of the annual bonuses awarded to him for the three most recent consecutive years prior to the date of termination, as well as subsidized continuation health coverage for himself and his dependents for up to 18 months.  Upon an involuntary termination without cause or termination for good reason or election not to extend the term of his employment agreement within two years following a change of control, Mr. Smith will receive, in a lump sum, 200% of the sum of (i) his annual base salary as of the date of termination and (ii) the average of the annual bonuses awarded to him for the three most recent consecutive years prior to the date of termination, subsidized continuation health coverage for himself and his dependents for up to 24 months and outplacement assistance.
Supplemental Executive Retirement and Salary Continuation Plan Agreements
The Company does not have a qualified defined benefit pension plan providing retirement benefits based on final compensation and years of service.  However, the Company has entered into Supplemental Executive Retirement Plan Agreements (“SERP”) with Ms. Walker and Mr. Smith.  From 2002 until December 2012, Ms. Walker had been a party to a Salary Continuation Agreement.  In 2006, the Board changed the manner in which retirement benefits are provided to certain executive officers.  The Board’s intent was to coordinate the various forms of retirement benefits provided to executives in order to enhance internal equity and to better target the overall level of retirement benefits provided.  The result was the adoption of a new SERP that provides a total benefit of 50% of average compensation from three sources:  social security retirement benefits, the profit sharing plan, and the new SERP.  Mr. Smith and the Company entered into the new SERP agreement in 2011.

The Salary Continuation Agreements included a provision limiting changes to the agreement without executive written consent.  In order to comply with this provision, the Board in 2006 provided each executive officer the option to move from his or her Salary Continuation Plan into the new SERP.  Ms. Walker moved into the new SERP agreement on December 31, 2012.
The SERP benefit is calculated using 3-year average salary plus 7-year average bonus (average compensation).  For each year of service, the benefit formula credits 2% of average compensation (2.5% for the Chief Executive Officer) up to a maximum of 50%.  Therefore, for an executive serving 25 years (20 years for the Chief Executive Officer), the target benefit is 50% of average compensation.
The SERP target benefit is reduced for other forms of retirement income.  Reductions are made for 50% of the social security benefit expected at age 65 and for the accumulated value of contributions the Bank makes to the executive’s profit sharing plan.  For purposes of this reduction, contributions to the profit sharing plan are accumulated each year at a 3-year average of the yields on 10-year treasury securities.  Retirement benefits are paid monthly for 120 months plus 6 months for each full year of service over 10 years, up to a maximum of 180 months.
The SERP agreements provide for reduced benefits in the case of early retirement (the later of the executive officer’s 55th birthday or the age at which the executive officer has at least 10 years of service with the Company).  The early commencement factor is 1.0 minus the product of 0.41667% multiplied by the number of full calendar months that early retirement precedes age 65.  Benefits are also payable in the event of death, disability, or termination within 24 months following a change in control.
Eligibility to participate in the SERP and Salary Continuation Plans is limited to a select group of management or highly compensated employees of the Bank that are designated by the Board.
Profit Sharing/401(k) Plan and Trust
The Company has an interest in providing financial security and retirement savings opportunities to its employees and views its retirement plans as a means of attracting and retaining employees in a competitive labor market. To accomplish these goals, the Company sponsors a Profit Sharing/401(k) Plan and Trust Agreement pursuant to which the Company makes annual profit-sharing contributions as determined by the Bank’s Board of Directors depending on the profitability of the Bank during the year, subject to certain limitations on contributions under the Internal Revenue Code (“IRC”) and the Profit Sharing Plan.

Employees with a minimum of one year of service with the Company are eligible to participate in the profit sharing portion of the Profit Sharing Plan. The Company’s profit sharing contribution is allocated among participating employees, including the NEOs, in the proportion which each participant’s covered compensation for the fiscal year bears to the total compensation for all participating employees for such year. Contributions to a participant’s account vest after six years, and participants may receive distributions from their profit sharing accounts only upon retirement (or age 65), termination of employment, disability or death.

The Company generally contributes annually to the Profit Sharing Plan an amount equal to the lesser of 10% of the Company’s net income before taxes, net of loan loss experiences.
Other Plans and Benefits
Non-Qualified Deferred Compensation Plan
Consistent with the desire to provide retirement and savings opportunities for a select group of management and highly compensated employees, the Company provides a deferred compensation plan for its NEOs called the “2001 Executive Deferral Plan.”  This plan provides a way to offset the effect of tax law limitations on benefits under tax-qualified plans.  The plan is a nonqualified plan providing the NEOs with an unfunded, deferred compensation program.  Under the plan, the NEOs may elect to voluntarily defer a portion of their current compensation. Deferred amounts earn interest at an annual rate determined by the Bank’s Compensation Committee and approved by the Board of Directors.  In 2019, deferred amounts earned interest at 3.91%, representing 120% of the Applicable Federal Rate.  In 2019, no executives elected to voluntarily defer any compensation.

In 2017, the Compensation Committee evaluated and approved the implementation of a performance-based, Company funded non-qualified deferred compensation benefit for two of its NEOs, Mr. Smith and Mr. Danelson. The benefits fall under the Company’s 2001 Executive Deferral Plan, which was amended as of July 20, 2017 to allow for Company contributions on behalf of a select group of management and highly compensated employees. The individual benefits became effective on August 1, 2017. The purpose of the benefits is to recognize the contributions of these select key executives to the Company, to drive continued and future business results, and to serve as a retention vehicle for their continued employment. The benefits are performance-based in that the Compensation Committee annually establishes and approves performance metrics at the beginning of each performance period, and no contributions are made to the Executive Deferral Plan unless the goals are achieved. Company contributions are based on a percent of base salary and range from 0% to 15% of base salary for Mr. Danelson and from 0% to 30% of base salary for Mr. Smith. Company contributions are eligible to earn the same interest paid on voluntary deferred contributions. Company contributions and any interest earned are subject to vesting requirements.

These contributions provide supplementary executive retirement/retention awards that vest and become payable upon attainment of one of the following: continued employment to age 65, death while an employee of the Company, disability while an employee of the Company, an involuntary termination without Cause or voluntary termination for Good Reason (each, as defined under the Executive Deferral Plan), or a termination within 24 months of a change in control. Mr. Smith’s award also provides for an immediate vesting if any individual other than Ms. Walker or Mr. Smith is appointed as Chief Executive Officer of the Company and becomes 50% vested on the date that Mr. Smith becomes Chief Executive Officer of the Company.

Change of Control Agreements
The Company provides certain Named Executive Officers with agreements that provide certain specified benefits upon a change in control of the Company.  These agreements endeavor to help the Company retain key employees, by providing those executives some certainty in compensation in the event the Company was acquired, and also help to ensure that the Company will have the benefit of its Named Executive Officers during and through the consummation of any merger.  For more information, please refer to “Employment Agreements” above.
In January 2015, the Bank entered into a Change of Control Agreement with Mr. Danelson.  Pursuant to the agreement, upon an involuntary termination without cause (as defined therein) or resignation due to change of control (as defined therein) within six (6) months following the Bank’s formal approval of a Change of Control (as defined therein), Mr. Danelson will receive in a lump sum, 200% of the sum of (i) his annual base salary on the date of the change of control and (ii) the average of the annual bonuses awarded to him for the three most recent consecutive year prior to the change of control, and subsidized continuation health coverage for himself and his dependents for up to 24 months and possible outplacement assistance.

2019 Outstanding Equity Awards at Fiscal Year-End*
The following table sets forth information regarding outstanding equity-based awards, including the potential dollar amount realizable with respect to each award.
Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares That Have Not Vested (#) (5)	Market Value of Shares That Have Not Vested ($)(6)

Louise A. Walker	10,945	-	3.11	03/18/2020	32,321	354,016
	4,548	-	3.70	02/16/2022
	10,158	-	4.43	02/21/2023
	8,518	-	5.64	02/21/2024
	13,841	-	6.13	02/16/2025
	13,428	4,473(1)	6.56	02/17/2026
	10,188	10,181(2)	10.07	02/12/2027
	5,803	17,999(3)	11.82	02/12/2028
	-	9,156(4)	10.34	02/20/2029

Jeremiah Z. Smith	2,732	-	3.11	03/18/2020	14,347	157,148
	3,075	-	3.48	03/17/2021
	2,732	-	3.70	02/16/2022
	4,062	-	4.43	02/21/2023
	4,646	-	5.64	02/21/2024
	12,895	-	6.13	02/16/2025
	9,670	3,224(1)	6.56	02/17/2026
	7,105	7,106(2)	10.07	02/12/2027
	4,439	13,320(3)	11.82	02/12/2028
	-	22,719(4)	10.34	02/20/2029

T. Joe Danelson	13,842	-	6.12	01/04/2025	10,198	111,723
	8,091	2,696(1)	6.56	02/17/2026
	4,918	4,916(2)	10.07	02/12/2027
	3,108	9,321(3)	11.82	02/12/2028
	-	15,147(4)	10.34	02/20/2029

*The figures in the table above are based on data as of December 31, 2019 and have been adjusted for a 5% stock dividend paid by the Company on March 25, 2020 to shareholders of record on February 28, 2020.
1	All remaining unexercisable options will vest and become exercisable on February 17, 2020.
2	Remaining unexercisable options will vest and become exercisable in two equal installments on February 12, 2020 and February 12, 2021.
3	These options will vest and become exercisable in three equal installments on February 12, 2020, February 12, 2021, and February 12, 2022.
4	These options will vest and become exercisable in four equal installments on February 20, 2020, February 20, 2021, February 20, 2022, and February 20, 2023.
5
These awards represent time based restricted stock awards that vest in their entirety on the fourth anniversary of grant date.  These awards were granted on February 18, 2016, February 14, 2017, February 13, 2018, and February 20, 2019.

6
The fair value was determined using the closing price of First Northern Community Bancorp stock on December 31, 2019 adjusted for a 5% stock dividend paid on March 25, 2020 to shareholders of record on February 28, 2020.  The adjusted closing stock price on that date was $10.95.

Proposal 2
Approval of a Non-binding Advisory Proposal on the
Compensation of our Named Executive Officers

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 requires us to obtain a non-binding advisory vote from our shareholders on the compensation of our named executive officers, as disclosed in this Proxy Statement.  This proposal is commonly known as a “Say on Pay” proposal.  We are providing our shareholders at the annual meeting with the opportunity to cast a non-binding advisory vote on the compensation of the Company’s named executive officers contained in this Proxy Statement.  This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in the Proxy Statement. Our Board is asking the shareholders to indicate their support for the compensation of our named executive officers as described in the Proxy Statement by casting a non-binding advisory vote “FOR” the following resolution:

RESOLVED, that the holders of the Company’s common stock approve the compensation of the Company’s executive officers named in the Summary Compensation Table, as disclosed in the Company’s 2019 proxy statement in the tabular compensation tables and the related footnotes and narrative.

Because your vote is advisory, it will not be binding on the Board and will not overrule any decision by the Board or require the Board to take any action. However, the views expressed by the shareholders, whether through this vote or otherwise, are important to management and our Board, and accordingly, the Board and the Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions for named executives.

The Company seeks to provide compensation to its named executive officers that align their interests with those of our shareholders and motivate the named executive officers to focus on the strategic goals that will produce outstanding Company financial performance.  An additional part of the Company’s compensation philosophy is that a significant portion of a named executive officer’s compensation should be at risk and tied to performance.

Your Board of Directors Recommends a vote “FOR” this Non-Binding
Advisory Proposal on the Compensation of our Named Executive Officers.

Proposal 3
Ratification of the Appointment of the Company’s Independent
Registered Public Accounting Firm
At the Annual Meeting a vote will be taken on a proposal to ratify the appointment of Moss Adams LLP by the Audit Committee of the Board of Directors to act as the independent registered public accounting firm of the Bank and the Company for the year ending December 31, 2020.  Although the appointment of independent public accountants is not required to be approved by shareholders, the Audit Committee believes shareholders should participate in such selection through ratification.
It is anticipated that a representative of Moss Adams LLP will be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires and will be available to respond to appropriate questions.
Ratification of the appointment by the Audit Committee of the Board of Directors of the independent registered public accounting firm will require the affirmative vote of a majority of the shares represented and voting at the Annual Meeting.
Your Board of Directors Recommends a vote “FOR” Ratification of the
Appointment of Moss Adams LLP by the Audit Committee of the
Board of Directors as the Bank’s and the Company’s Independent Registered
Public Accounting Firm for the Fiscal Year Ending December 31, 2020.

Transactions with Related Persons
Certain directors and executive officers of the Bank and the Company and corporations and other organizations associated with them and members of their immediate families were customers of and engaged in banking transactions, including loans, with the Bank in the ordinary course of business in 2018 and 2019.  Such loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons.  These loans did not involve more than the normal risk of collectability or present other unfavorable features.
Insider Lending policy
The Board of Directors of the Company has a written insider lending policy that covers all officers, directors and “control persons” who have substantial share ownership or other control over election of directors.  Loans to insiders must be on terms that are substantially the same as those made to non-insiders, as demonstrated by the submission to the loan officer of at least three comparable non-insider loans that are comparable, including with respect to interest rates and collateral.  Extension of credit to insiders must be approved by the Board of Directors and be recommended by the Management Loan Committee and Directors Loan Committee.  Insider loans are also subject to maximum percentage and dollar limits.  The Board of Directors has not adopted a related party transactions policy with regard to transactions other than loans.  Company personnel are expected under the Company’s code of ethics to make immediate disclosure of situations that might create a conflict of interest, or the perception of a conflict of interest, which includes transactions involving entities with which such personnel are associated.  The Board of Directors recognizes that related party transactions present a heightened risk of conflicts of interest and/or improper valuation (or the perception thereof).  Such transactions, after full disclosure of the material terms to the Board, must be approved by the members of the Board who are not parties to the specific transaction to determine that they are just and reasonable to the Company at the time of such approval, with those members of the Board (if any) who have an interest in the transaction abstaining.  Such procedures are consistent with the terms of California corporate law.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act, as administered by the SEC, requires the Company’s directors and executive officers and persons who own more than ten percent of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of common stock of the Company.  Executive officers, directors and greater than ten percent shareholders are required by the SEC to furnish the Company with copies of all Section 16(a) forms they file.  Based solely upon a review of such reports, the Company believes that all reports required by Section 16(a) of the Exchange Act to be filed by its executive officers and directors during the last fiscal year were filed on a timely basis except that: (1) Mr. McNaughton reported 569 shares gifted to his adult children, which occurred on April 16, 2019 and was reported on May 20, 2019; and (2) Mr. Smith reported 264 shares gifted to non-profit organizations, which occurred on November 26, 2019 and was reported on December 20, 2019.
Information Available to Shareholders
A copy of First Northern Community Bancorp’s Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2019 as filed with the Securities and Exchange Commission is included with this mailing.  additional copies will be furnished without charge to Shareholders upon written request to:  Devon Camara-Soucy, Corporate Secretary, First Northern Community Bancorp, 195 North First Street, Dixon, California 95620.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
SHAREHOLDER MEETING:
THE PROXY STATEMENT AND ANNUAL REPORT ON FORM 10-K TO SHAREHOLDERS ARE AVAILABLE AT: WWW.THATSMYBANK.COM
First Northern Community Bancorp is required to file periodic reports and other information with the SEC under the Securities Exchange Act of 1934 and rules thereunder. Copies of the public portions of reports to the SEC may be inspected and copied at the headquarters of the SEC, 450 Fifth Street, NW, Washington, D.C. 20549.  Certain information is available electronically at the SEC’s internet web site at www.sec.gov.  You can also obtain a copy of the Company’s annual report on Form 10-K, this Proxy Statement and other periodic filings with the SEC through our website at www.thatsmybank.com.  The link to the Company’s SEC filings is on the Investor Relations page of the Company’s website.  No information contained on our website is incorporated by reference into this proxy statement.
Shareholder Proposals
Under the rules of the SEC, if a shareholder wants to include a proposal in the Company’s proxy statement and form of proxy for presentation at the 2021 annual meeting of shareholders, the proposal must be received by the Company at its principal executive offices by December 11, 2020.
Under the Company’s Bylaws, certain procedures are provided which a shareholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting of shareholders.
Nomination of directors must be made by notification in writing delivered or mailed to the President of the Company at the Company’s principal executive offices not less than 30 days or more than 60 days prior to any meeting of shareholders called for the election of directors and must contain certain information about the director nominee.  The Company’s annual meeting of shareholders is generally held in April or May.  If the Company’s 2021 annual meeting of shareholders that is due to be held May 18, 2021, is held on schedule, the Company must receive notice of any nomination no earlier than March 19, 2021, and no later than April 18, 2021.  The Chairman of the meeting may disregard the nomination of any person not made in compliance with the foregoing procedures.
Notice of any business item proposed to be brought before an annual meeting by a shareholder must be received by the Secretary of the Company not less than 70 days or more than 90 days prior to the first anniversary of the preceding year’s annual meeting, unless the date of the 2020 annual meeting is advanced by more than 20 days or delayed by more than 70 days in which case notice must be received not more than 90 days and not less than the later of 70 days prior to the meeting or 10 days after the public announcement of the meeting date.  Assuming no such advance or delay, the Company must receive notice of any proposed business item no earlier than February 17, 2021, and no later than March 9, 2021.  If the Company does not receive timely notice, the Company’s Bylaws preclude consideration of the business item at the annual meeting.  With respect to notice of a proposed item of business, the Bylaws provide that the notice must include a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and certain information regarding the shareholder giving the notice.
A copy of the Company’s Bylaws may be obtained upon written request to the Secretary of the Company at the Company’s principal executive offices.

Other Matters
The management of the Company is not aware of any other matters to be presented for consideration at the Annual Meeting or any adjournments or postponements thereof.  If any other matters should properly come before the Annual Meeting, it is intended that the persons named in the enclosed proxy will vote the shares represented thereby in accordance with their best business judgment, pursuant to the discretionary authority granted therein.
By Order of the Board of Directors

Louise A. Walker
President and Chief Executive Officer

First Northern Bank
Operations Center
Parking
Beacon
Gas
Station
North First Street
210 Stratford Avenue
HWY 113 SOUTH
Sacramento →
Davis →
← Fairfield
← Vacaville
Stratford Avenue
INTERSTATE 80
Pitt School Road
City of Dixon
North First Street
West A Street

Operations Center Map